Exhibit 10.1

2007 Annual Base Salaries

Executive Officer	Prior Base Salary	2007 Base Salary
Caren L. Mason President and Chief Executive Officer	$450,000	$468,000
Mark E. Paiz Chief Operating Officer	$332,800	$346,110
Thomas J. Foley Chief Technology Officer	$266,700	$278,700
Robert J. Bujarski Vice President and General Counsel	$247,560	$275,000